Exhibit 99.1

PEMSTAR to Webcast Fiscal 2006 Fourth Quarter and Full Year Results

Conference Call on Thursday, May 18

Company Reiterates Prior Guidance

Webcast is Live at 4:00 p.m. CT

ROCHESTER, Minn. Thursday, April 6, 2006—PEMSTAR Inc. (Nasdaq:PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today announced that it will host a live Webcast of its fiscal 2006 fourth quarter and full year earnings conference call, on Thursday, May 18, at 4:00 p.m. CT (5:00 p.m. ET).

Al Berning, Chairman and CEO, Roy Bauer, President and COO and Greg Lea, EVP and CFO, will discuss PEMSTAR’s fiscal 2006 fourth quarter and full year results. To access the Webcast, go to the investor relations portion of PEMSTAR’s Web site, www.pemstar.com, and click on the Webcast icon. A replay of the Webcast will be available on PEMSTAR’s Web site for one month.

If you do not have access to the Internet and want to listen to an audio replay of the fourth quarter and full year results conference call, phone 800-633-8284 (domestic), or 402-977-9140 (international), access number 21288268. The telephone replay will be available beginning at 6:00 p.m. CT (7:00 p.m. ET) on Thursday, May 18, through 6:00 p.m. CT (7:00 p.m. ET) on Saturday, May 20.

PEMSTAR today also reiterated prior guidance for net sales in the fiscal 2006 fourth quarter ended March 31, 2006, to be in the range of $185 million to $200 million, including planned turnkey revenue in China, with a net loss of $(0.01) to a net income of $0.03 per share, as previously announced on February 1, 2006.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in North America, Asia and Europe. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 10 locations worldwide.

Contacts:

Greg S. Lea

PEMSTAR Inc.

Executive Vice President & Chief Financial Officer

Phone: 507-292-6941

Email: greg.lea@pemstar.com

David Pasquale

The Ruth Group

Executive Vice President

Phone: 646-536-7006

Email: dpasquale@theruthgroup.com